Exhibit 10.31

2007 PERFORMANCE BONUS PROGRAM

This document sets forth the 2007 Performance Bonus Program applicable to domestic Salaried Employees and certain foreign employees (“Employee”) of Lydall, Inc. and its subsidiaries as approved by the CEO of Lydall and the Compensation Committee of Lydall’s Board of Directors (BOD), and is subject to audit by the Finance Department. Lydall’s Board of Directors will establish the Lydall Consolidated Earnings per Share (EPS) threshold on an annual basis.

1.

Bonus Percentage is the percentage of your Base Salary as determined on January 1st of each Program Year or date of hire for new entrants. Changes made to a Bonus Compensation Percentage will only be effective on January 1st of a Program Year.

2.	Bonus Allocation of your Bonus Percentage is as follows:

Plan Factors	Bonus Allocation Percentage for those with Milestones	Bonus Allocation Percentage for those without Milestones
Lydall Consolidated	30%	30%
Business Unit	45%	70%
Individual Milestones	25%

Total	100%	100%

3.	For CHQ employees, Lydall Consolidated is the Business Unit.

4.	Milestones are required to be set as part of this program by managers who directly report to the Presidents. Managers hired before July 1 of the current plan year must set milestones for the balance of the year.

5.	Base Salary is your regular, overtime, and double time pay earned as an eligible participant in 2007, as indicated on your final paycheck in the current Program Year, plus any separately recorded holiday and vacation pay. Pay earned as an hourly employee will not be included as part of this Program. Base Salary will be reduced by earnings attributed to any leave of absence.

6.	Bonus Program Qualifier Only when the company achieves the Lydall Consolidated Earnings per Share (EPS) threshold will program participants be qualified for any bonus. Once the company achieves the Lydall Consolidated Earnings per Share (EPS) threshold, participants earn a bonus equal to 30% of their Bonus Compensation Percentage providing the Business Unit has also achieved its individual Threshold (their 2007 Business Plan Operating Income). Business Units that have not achieved their Business Unit Threshold will not earn the 30% bonus. However, such Business Units may be eligible for a discretionary bonus as discussed in Section 7. Amounts forfeited will be added to the bonus pool described in Section 7.

7.	Performance Exceeds Threshold If the EPS Threshold is exceeded, a portion of the excess earnings will be allocated to a bonus pool. This bonus pool will be distributed based on the discretion of the Chief Executive Officer and Chief Financial Officer. Factors considered in determining the distribution of the bonus pool may include the Business Unit’s Operating Income performance compared to Plan, accomplishment of strategic objectives, LLSS benefits derived during the year, and working capital performance.

8.	Business Units

•	Corporate (CHQ)

•	North American Automotive

•	European Automotive

•	Rochester/St. Rivalain

•	Ossipee

•	Green Island

•	Transport

•	Charter Medical

9.	Thresholds are communicated by the respective Business Unit.

10.	Payment Date. The bonus will be paid within 30 days following the date on which Lydall’s public auditors have completed their year-end audit.

11.

Active Employment Condition. Bonus compensation is only payable to the Employee if they remain actively employed by a Lydall company through December 31st of the applicable year-end. If the Employee is unable to carry out responsibilities through the end of the applicable year due to death or disability, a pro-rated bonus will be paid if the business has earned a bonus.

12.	Termination. Any bonus earned under this program may be eliminated by Lydall, if at any time the Employee is terminated by Lydall for “cause”. “Cause” is defined as acts of dishonesty or fraud; conviction of a felony or crime involving moral turpitude; willful material breach of the employee’s duties and responsibilities; habitual neglect or insubordination; or breach of the Non-competition and Confidentiality Agreement.

13.	No Guarantee. Participation in the program provides no guarantee that a bonus under the program will be paid. No bonus will be paid to the extent that it would cause the Company to violate any financial obligations it may have under any agreements.

14.	Modifications, Amendments, or Termination of the Program. The Chief Executive Officer and the Chief Financial Officer, have the sole authority to modify, amend, or terminate the provisions of this Program at any time, subject to Board of Director approval.

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